Exhibit 99.2

MPG OFFICE TRUST COMPLETES PRIVATE EXCHANGE

LOS ANGELES, July 25, 2011 - MPG Office Trust, Inc. (NYSE: MPG), a Southern California-focused real estate investment trust, today announced that it has entered into an Exchange Agreement providing for the exchange of 218,635 shares of its 7.625% Series A Cumulative Redeemable Preferred Stock for 1,127,597 shares of its Common Stock. For purposes of this exchange, the exchange ratio is 5.157 shares of Common Stock for each share of Preferred Stock, with the Preferred Stock valued at $19.00 per share and the Common Stock valued at $3.684 per share, the trailing five-day average closing price.

This announcement is neither an offer to sell nor a solicitation to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. The shares of Common Stock have not been registered under the Securities Act of 1933, as amended, or under any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.